EXHIBIT 2.5


                  NONCOMPETITION AND CONFIDENTIALITY AGREEMENT


     THIS AGREEMENT is made as of October 13, 2005, between  CINEMAWARE,  INC. a
California  corporation   ("Cinemaware"),   and  eGAMES,  INC.,  a  Pennsylvania
corporation ("eGames").

                              W I T N E S S E T H :

         WHEREAS, contemporaneously with the execution and delivery hereof, eGames is acquiring the goodwill and substantially all of the assets used or useful by Cinemaware in designing, developing, acquiring, promoting, distributing, and/or selling interactive entertainment software for various game platforms and the Internet (the "Business"), pursuant to an Asset Purchase Agreement, dated as of October 6, 2005, to which eGames and Cinemaware are parties (the "Purchase Agreement"); and

         WHEREAS, execution by Cinemaware of this Agreement is a condition precedent to eGames' obligation to perform under the Purchase Agreement; and

         WHEREAS, by virtue of the purchase of the Business, eGames is and will be engaged throughout the Area (as hereinafter defined) in the Business which was formerly conducted by Cinemaware; and

         WHEREAS, competition by Cinemaware with eGames, or disclosure by Cinemaware of certain confidential and proprietary information of Cinemaware, will result directly in damage to eGames and its business, properties, assets, and goodwill and will cause the loss by eGames of the benefit of its bargain with Cinemaware;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

         1. Definitions. The following terms shall have the definitions set forth below:

                  (a) "Affiliate" of a person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

                  (b) "Area" shall mean anywhere within any state of the United States of America or any other country in which eGames or its Affiliates, directly or indirectly, at any time during the three-year period ending on the date hereof carried on or engaged in business or otherwise designed, developed, manufactured, provided, sold, licensed or distributed its products, services or solutions.

                  (c) "Closing Date" shall mean the date of this Agreement.
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                  (d) "Confidential Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) pertaining to the Business:

                           (1) All items of information relating to the Business
that could be classified as a trade secret pursuant to law;

                           (2) The names and addresses of the customers of the
Business and the nature and amount of business done with such customers;

                           (3) The names and addresses of employees, with
respect to the Business;

                           (4) The discoveries, concepts and ideas, whether
patentable or not, related to the nature and results of research and development activities, processes and techniques related to research and development, designs, drawings and specifications of Cinemaware relating to the Business;

                           (5) Source and object codes, flow charts, algorithms,
coding sheets, design concept and related documentation and manuals of Cinemaware which relate to the Business;

                           (6) Production processes, marketing techniques,
purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names and requirements, customer data and other materials or information relating to Cinemaware's manner of doing business with respect to the Business;

                           (7) Any other materials or information related to the
Business which are not generally known to others engaged in similar business activities.

         eGames' or Cinemaware's failure to make and keep any of the foregoing confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

         Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

         2. Cinemaware covenants that it shall, and shall cause its wholly owned and majority owned subsidiaries and other persons it controls to, for a period of three (3) years from and after the Closing Date, observe the following separate and independent covenants:

                  (a) Agreement Not to Compete. Except as set forth in this Agreement, Cinemaware shall not, and shall not cause or permit any of its wholly owned or majority owned subsidiaries or other persons it controls to, anywhere in the Area, on its own behalf or in the service or on behalf of others (i) engage in the Business; or (ii) use, or become financially interested in (other than as a holder of less than one percent of the outstanding securities of any entity whose voting securities are registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), any business, person or entity that derives revenues from or otherwise engages in the Business, or (iii) participate in, as a consultant, partner, agent, independent contractor, joint venture or in any other relationship whatsoever, any business, person or entity that derives revenues from or otherwise engages in the Business.
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                  (b) Agreement Not to Solicit Customers. Cinemaware shall not, and shall not cause or permit any of its wholly owned or majority owned subsidiaries or other Persons it controls to, either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Business, any person or entity whose account was sold or serviced by or under the direction or supervision of Cinemaware at any time prior to the Closing Date.

                  (c) Agreement Not to Solicit Employees. Cinemaware shall not, and shall not cause or permit any of its wholly owned or majority owned subsidiaries or other Persons it controls to, either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, to any Business, any person employed by eGames, whether or not such employee is a full-time employee or a temporary employee of eGames and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

                  (d) Non-Interference with Third-Party Relationships. Cinemaware shall not, and shall not cause or permit any of its wholly owned or majority owned subsidiaries or other Persons it controls to, in addition to the covenants contained in Sections 2(a), (b) and (c), intentionally interfere with, or intentionally disrupt the relationship between eGames and any third party, including without limitation, any customer, supplier, distributor or employee of eGames.

         3. Ownership and Non-Disclosure and Non-Use of Confidential information.

                  (a) Cinemaware acknowledges and agrees that all Confidential Information, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of eGames. Except to the extent provided in this Section 3, Cinemaware agrees that it will not (i) disclose or make available any Confidential Information to any person or entity; or (ii) make or cause to be made, or permit, either on its own behalf or in the service or on behalf of others, any use of such Confidential Information.

                  (b) For purposes of this Section 3, any act, action or omission done or performed by any Person (as defined in the Purchase Agreement) 50% or more of the equity interests of which is beneficially owned by Cinemaware or that is otherwise controlled by Cinemaware shall be deemed to be an act, action or omission done or performed by Cinemaware.

         4. Acknowledgment. Cinemaware acknowledges that it has been for many years, and that eGames is now, engaged in the Business throughout the Area, that the within and foregoing covenants are made by it in consequence of and as an inducement to eGames to acquire the Business and to protect and preserve to eGames the benefit of its bargain in the acquisition of the Business, including, particularly, the goodwill associated therewith; that each of the above and foregoing covenants is reasonable and necessary to protect and preserve the benefits of such purchase; and that irreparable loss and injury would result should Cinemaware breach any of the foregoing covenants.

         5. Severability. Each of the covenants hereinabove contained shall be deemed separate, severable, and independent covenants, and in the event any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

         6. Partial Enforcement. If any of the covenants contained in Section 2, or any part thereof, is held to be unenforceable because of the duration of such provision or the scope of the subject matter thereof or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

         7. Enforcement. In addition to all other remedies provided at law or in equity, eGames shall be entitled to both preliminary and permanent injunctions against Cinemaware to prevent a breach or contemplated or threatened breach by Cinemaware of any of the foregoing covenants, without the necessity of proving actual damages; and the existence of any claim, demand, cause of action, or action of Cinemaware against eGames, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by eGames of any such covenants. In the event of an actual breach of any of the foregoing covenants, eGames shall have the right to recover damages for all losses, actual and contingent, and the right to require Cinemaware to account for and pay over to eGames all profits or other benefits (collectively "Benefits") derived or received by Cinemaware as a result of any transactions constituting such breach, and Cinemaware hereby agrees to account for and pay over such Benefits to eGames. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to eGames at law or equity.

         8. Governing Law; Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PARTIES HERETO IRREVOCABLY: (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN PENNSYLVANIA, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE COMMONWEALTH OF

PENNSYLVANIA OR A PENNSYLVANIA COMMONWEALTH COURT, (D) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (E) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AND ITS COUNSEL AS PROVIDED FOR NOTICES HEREUNDER.

         9. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which shall together constitute one and the same agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.


                                        CINEMAWARE, INC.

                                        By:  /s/ Lars Fuhrken-Batista
                                        Name: Lars Fuhrken-Batista
                                        Title: President


                                        eGAMES, INC.

                                        By: /s/ Gerald W. Klein
                                        Name: Gerald W. Klein
                                        Title: President and CEO